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                                                                    Exhibit 99.2

                            ANNUAL COMPLIANCE REPORT

I, Pierre Boutros, being an officer of The Bank of New York, a New York Banking Corporation, the Trustee in respect of the S&P-Linked Investment Trust Certificates, Series 1997-SP-1 Trust (the "Trust"), certify that:

      1. I have reviewed this annual report on Form 10-K in respect of the Trust in respect of periods covered by this annual report of the Trust;

      2. Based on my knowledge, the information in those reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

      3. Based on my knowledge, the distribution information required to be provided to the Depositor or the certificateholders by the Trustee under the pooling and servicing or similar agreement for inclusion in such distribution reports is included in such reports; and

      4. I am responsible for reviewing the activities performed by the Trustee under the pooling and servicing or similar agreement and based on my knowledge, except as disclosed in such reports, the Trustee has fulfilled its obligations under that agreement.

Date: March 29, 2004


         /s/ Pierre Boutros
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Pierre Boutros, Assistant Treasurer


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